PROSPECTUS SUPPLEMENT                              PURSUANT TO RULE 424(b)(3)
(TO THE PROSPECTUS DATED MAY 14, 1998)             REGISTRATION NO. 333-47261

                        10,000,000 PREFERRED SECURITIES

NEWELL LOGO                 NEWELL FINANCIAL TRUST I
            5 1/4% CONVERTIBLE QUARTERLY INCOME PREFERRED SECURITIES
                      (CONVERTIBLE QUIPS(SM)* SECURITIES)
              (LIQUIDATION PREFERENCE $50 PER PREFERRED SECURITY)
   GUARANTEED TO THE EXTENT SET FORTH IN THE PROSPECTUS REFERENCED HEREIN BY,
                     AND CONVERTIBLE INTO COMMON STOCK OF,

                                   NEWELL CO.
                            ------------------------

     This Prospectus Supplement supplements and amends the Prospectus dated May 14, 1998 (the "Prospectus") relating to (i) the 5 1/4% Convertible Quarterly Income Preferred Securities (the "Preferred Securities"), which represent preferred undivided beneficial ownership interests in the assets of Newell Financial Trust I, a statutory business trust formed under the laws of the State of Delaware, and (ii) the shares of common stock of Newell Co., a Delaware corporation (the "Company"), $1.00 par value per share (the "Company Common Stock"), issuable upon conversion of the Preferred Securities.

     The paragraph beginning on page 55 of the Prospectus that immediately precedes the table on pages 56 through 60 of the Prospectus is hereby amended to read in its entirety as follows:

     The following table (the "Selling Holder Table") shows the names of the Selling Holders, the number of Preferred Securities owned by each of them (according to information provided by such Selling Holders), which (except as noted) is also the number of Preferred Securities that may be offered by each of them pursuant to this Prospectus (as supplemented and amended), and the number of shares of Company Common Stock issuable upon conversion of Preferred Securities that may be offered by each of them pursuant to this Prospectus (as supplemented and amended). Assuming all of the Preferred Securities offered hereby are sold, then, except as otherwise noted, no Preferred Securities would be owned by any of the Selling Holders after completion of the offering pursuant to this Prospectus (as supplemented and amended).

     The Selling Holder Table is hereby amended so that the following line items read as follows:

                                                                                            SHARES OF COMPANY
                                                                         NUMBER OF             COMMON STOCK
                                                                    PREFERRED SECURITIES      ISSUABLE UPON
                                                                         OWNED AND            CONVERSION OF
                         NAME OF SELLING HOLDER                        OFFERED HEREBY      PREFERRED SECURITIES
                         ----------------------                     --------------------   --------------------
 50.  Goldman, Sachs & Co.........................................          30,000                 29,595
 91.  Merrill Lynch Pierce Fenner & Smith Inc.....................          62,013                 61,175
103.  Michigan Mutual Ins. Co.....................................          40,000                 39,460
158.  TQA Vantage Fund, Ltd.......................................          50,000                 49,325
      Total.......................................................       8,276,416              8,164,883
Additionally, the following new line items are hereby added to the Selling Holder Table:
176.  Amerisure Companies/Michigan Mutual Insurance Company.......           8,000                  7,892
177.  Associated Electric & Gas Insurance Services Limited........          13,000                 12,824
178.  General Motors Employees Domestic Group Benefit Trust.......          25,000                 24,662
179.  Lipper Convertibles, L.P....................................         305,000                300,882
180.  Smith Barney, Inc...........................................          25,000                 24,662

     The Prospectus, together with this Prospectus Supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Preferred Securities and the Company Common Stock issuable upon conversion of the Preferred Securities. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)".

      SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE OFFERED SECURITIES.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
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* QUIPS is a servicemark of Goldman, Sachs & Co.
                            ------------------------

            The date of this Prospectus Supplement is June 5, 1998.